EXHIBIT 23.2



             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Superior Energy Services, Inc. for the registration of 12,234,332 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 1999 (except for the fourth paragraph on Note 5, as to which the date is March 31, 1999), with respect to the consolidated financial statements of Cardinal Holding, Inc. included in the Definitive Proxy Statement of Superior Energy Services, Inc. dated June 18, 1999, and in the Current Report on Form 8-K of Superior Energy Services, Inc. dated July 30, 1999, both filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

                                   Ernst & Young LLP

New Orleans, Louisiana
August 31, 1999